Exhibit 4.1
SECOND SUPPLEMENTAL INDENTURE
     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of May 7, 2009 (this “Second Supplemental Indenture”), to the Indenture (as defined below), is hereby entered into by and between EPIX Pharmaceuticals, Inc. (f/k/a EPIX Medical, Inc.), a Delaware corporation (the “Issuer”) and U.S. Bank National Association, a national banking association organized under the laws of the United States, as Trustee (the “Trustee”).
RECITALS
     WHEREAS, the Issuer has issued its 3% Convertible Senior Notes due June 15, 2024 (the “Notes”) in the aggregate principal amount of $100,000,000 under and pursuant to the Indenture, dated as of June 7, 2004, by and between the Issuer and the Trustee (the “Indenture”).
     WHEREAS, unless the context requires otherwise, all capitalized terms used but not otherwise defined herein will have the meanings ascribed thereto in the Indenture.
     WHEREAS, the Board of Directors of the Issuer has authorized the Issuer to make an offer to purchase any and all of the outstanding Notes from each Holder thereof and solicit the consent of the Holders to amend the Indenture to, among other things, eliminate several of the restrictive covenants of the Notes thereunder (the “Tender Offer and Consent Solicitation”);
     WHEREAS, in connection with the Tender Offer and Consent Solicitation, Holders of a majority in aggregate principal amount of the Notes have consented to this Second Supplemental Indenture.
     WHEREAS, pursuant to Section 8.2 of the Indenture, the Issuer and the Trustee may enter into this Second Supplemental Indenture.
     WHEREAS, the Issuer hereby directs the Trustee to enter into this Second Supplemental Indenture.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
SECTION 1. Amendments.
     Section 1.01. Deletion of Certain Sections. Each of the following Sections of the Indenture is hereby amended by deleting the text of such Section in its entirety and replacing such text, in each case, with the words “Intentionally Omitted”:
     Section 10.3 Money for Security Payments to Be Held in Trust
     Section 10.4 Existence
     Section 10.7 Registration and Listing
     Section 10.10 Resale of Certain Securities
     Section 10.11 Registration Rights

     Section 1.02. Amendment to Section 10.8. Section 10.8 of the Indenture is hereby amended by deleting the text of such Section in its entirety and replacing such text with the following: “The Company shall, so long as any of the Notes are outstanding, comply with Section 314 of the Trust Indenture Act.”
SECTION 2. Miscellaneous.
     Section 2.01. Duplicates. Each party may sign any number of copies of this Second Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.
     Section 2.02. Successors and Assigns. All agreements of the Issuer and the Trustee in this Second Supplemental Indenture shall bind their respective successors.
     Section 2.03. Severability. To the extent permitted by applicable law, in case any one or more of the provisions in this Second Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
     Section 2.04. Governing Law. This Second Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.
     Section 2.05. Effectiveness of Second Supplemental Indenture. Notwithstanding anything to the contrary contained herein, this Second Supplemental Indenture shall become operative upon the acceptance by the Issuer of the Notes tendered in connection with the Tender Offer and Consent Solicitation, provided, however, that this Second Supplemental Indenture will cease to be operative if the Issuer fails to purchase outstanding Notes comprising a majority in aggregate principal amount of the outstanding Notes issued under the Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the date first written above.

EPIX PHARMACEUTICALS, INC. (f/k/a EPIX MEDICAL, INC.)

By:	/s/ Kim C. Drapkin
Name:	Kim C. Drapkin
Title:	CFO

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen R. Beard
Name:	Karen R. Beard
Title:	Vice President
Signature Page to Second Supplemental Indenture